EXHIBIT 5.1


          [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]


                                                     December 7, 2001




US Airways, Inc.
2345 Crystal Drive
Arlington, Virginia  22227

                  Re:  US Airways, Inc.
                       Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as special counsel for US Airways, Inc., a Delaware corporation (the "Company"), in connection with the public offering of $157,054,000 aggregate principal amount of the Company's Class C Pass Through Certificates, Series 2000-3 (the "New Class C Certificates"). The New Class C Certificates are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding Class C Pass Through Certificates, Series 2000-3 (the "Outstanding Class C Certificates") under the Company's Pass Through Trust 2000-3C, a New York trust (the "Class C Trust"), as contemplated by the Registration Agreement, dated as of November 2, 2000 (the "Registration Agreement"), by and among the Company, Airbus Industrie Financial Services and State Street Bank and Trust Company of Connecticut, National Association, as Pass Through Trustee (the "Trustee"), as amended by Amendment No. 1 to Registration Agreement, dated as of July 20, 2001 (the "Amendment No. 1", and together with the Registration Agreement, the "Amended Registration Agreement"). The Class C Trust was formed pursuant to a Pass Through Trust Agreement, between the Company and the Trustee, dated as of October 5, 2000 (the "Basic Agreement"), and Trust Supplement No. 2000-3C thereto, between the Company and the Trustee, dated as of November 2, 2000 (the "Trust Supplement" and, together with the Basic Agreement, the "Class C Pass Through Trust Agreement").

         This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         In connection with this opinion, we have examined and relied upon originals or copies of the following: (i) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "Commission") under the Act on the date hereof (the "Registration Statement"); (ii) an executed copy of the Amended Registration Agreement;
(iii) an executed copy of the Class C Pass Through Trust Agreement; (iv) the forms of the Outstanding Class C Certificates and the New Class C Certificates, each filed as an exhibit to the Registration Statement; (v) the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1 of the Trustee; (vi) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (vii) the By-laws of the Company, as currently in effect; and
(viii) resolutions adopted by the Board of Directors of the Company on each of May 18, 1999, July 21, 1999, November 17, 1999 and January 19, 2000
relating to the Exchange Offer, the issuance of the Outstanding Class C Certificates and the New Class C Certificates, the Class C Pass Through Trust Agreement and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto (including the Trustee), other than the Company and the Class C Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

         Our opinions set forth herein are limited to Delaware corporate law, the laws of the State of New York and the laws of the United States of America, in each case which are normally applicable to transactions of the type contemplated by the Exchange Offer, and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined law on the opinions herein stated.

         Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the New Class C Certificates (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Class C Pass Through Trust Agreement and have been delivered upon consummation of the Exchange Offer against receipt of Outstanding Class C Certificates surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the New Class C Certificates will constitute valid and binding obligations of the Class C Trust, enforceable against the Class C Trust in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         In rendering the opinion set forth above, we have assumed that (i) the execution and delivery of the Class C Pass Through Trust Agreement and the New Class C Certificates and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or the Class C Trust or their respective properties is subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed as exhibits to the Registration Statement or listed as exhibits in Part 3 of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and (ii) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.



                                               Very truly yours,

                                 /s/  Skadden, Arps, Slate, Meagher & Flom LLP